Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zürich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE LIMITED REPORTS SECOND QUARTER 2009 NET INCOME

OF $535 MILLION AND OPERATING INCOME OF $706 MILLION;

BOOK VALUE UP 14% YEAR TO DATE

ZURICH, Switzerland, July 27, 2009 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended June 30, 2009, of $1.58 per share, compared with $2.18 per share for the same quarter last year.(1) Income excluding net realized gains (losses) was $2.09 per share, compared with $2.16 per share.(2) Adjusted for foreign exchange, income excluding net realized gains (losses) was $2.09 per share, compared with $2.08 per share.(2) Net realized and unrealized gains after tax were $1 billion. Book value increased $1.8 billion, up 12% from March 31, 2009. Annualized return on average equity was 18%.(3) The property and casualty (P&C) combined ratio was 87.7%.

Second Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2009	2008	Change	2009	2008	Change
Net income	$535	$746	(28)%	$1.58	$2.18	(28)%

Net realized gains (losses), net of tax	$(171)	$8	—	$(0.51)	$0.02	—

Income excluding net realized gains (losses), net of tax (2)	$706	$738	(4)%	$2.09	$2.16	(3)%

Income excluding net realized gains (losses), net of tax, adjusted for foreign exchange	$706	$699	1%	$2.09	$2.08	—

Net income for the six months ended June 30, 2009, was $3.27 per share, compared with $3.29 per share for 2008. For the six months ended June 30, 2009, income excluding net realized gains (losses) was $4.08 per share, compared with $4.31 per share for 2008. The P&C combined ratio for the six months ended June 30, 2009, was 87.6%. Book value increased $2.1 billion, up 14% during the six months ended June 30, 2009.

Six Months Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2009	2008	Change	2009	2008	Change
Net income	$1,102	$1,123	(2)%	$3.27	$3.29	(1)%

Net realized gains (losses), net of tax	$(273)	$(340)	—	$(0.81)	$(1.02)	—

Income excluding net realized gains (losses), net of tax	$1,375	$1,463	(6)%	$4.08	$4.31	(5)%

Income excluding net realized gains (losses), net of tax, adjusted for foreign exchange	$1,375	$1,395	(1)%	$4.08	$4.17	(2)%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, stated: “ACE had a very good second quarter and an excellent first half. Book value increased $1.8 billion or 12% in the quarter, benefiting from improved financial market conditions and strong earnings. Book value is now up 14% year to date, recovering completely from losses suffered during the financial market stress in the second half of last year. In the quarter we produced after-tax operating income of $706 million, our return on equity was 18% and our P&C combined ratio was 87.7%.

“Recession, a strong U.S. dollar and a competitive pricing environment impacted premium growth. For our portfolio of business, rates continued to firm and a number of our divisions benefited such as our ACE Tempest Re reinsurance franchise, where net premiums grew over 20% in the quarter. Moreover, many of our retail P&C insurance lines around the world experienced good growth as a result of continued customer flight to safety.

“We remain cautious given current economic and financial market conditions, but we are aggressively focused on execution, and we continue to make investments to expand our capabilities for the future. We are well positioned to build market share as insurance markets improve and economic growth slowly recovers.”

Other operating highlights for the quarter ended June 30, 2009, were as follows (1):

•

Net P&C premiums written and earned, which include international accident and health (A&H), decreased 5%. Excluding the impact of foreign exchange, net P&C premiums written and earned increased 1% and 2%, respectively.

•	The P&C combined ratio for the quarter was 87.7% compared with 87.8%.

•	Prior period favorable development was $158 million compared with $104 million in 2008.

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•	P&C pre-tax underwriting income decreased 5% to $355 million compared with $373 million. Adjusting for the impact of foreign exchange, P&C pre-tax underwriting income increased 3%.

•	The P&C expense ratio increased by 0.2 percentage points. Excluding A&H, the P&C expense ratio decreased 0.4 percentage points.

•	Operating cash flow was $760 million.

•	Net loss reserves increased $192 million, excluding foreign exchange valuation.

•	Net investment income decreased 5% to $506 million. Invested assets increased 6% to $43.7 billion.

•	Return on average equity was 18%.(3)

•	Book value per share(4) increased 12% from $43.82 at March 31, 2009, to $49.27, while it increased 14% from December 31, 2008.

•

Net realized and unrealized gains after tax from our investment portfolio totaled approximately $1 billion. This includes $1.2 billion of unrealized gains and $179 million of realized losses. Net realized gains from derivative accounting related to the guaranteed minimum income benefits (GMIBs) of our life reinsurance business, net of associated hedges, were approximately $103 million.

Details of our financial results for our business segments are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended June 30, 2009, include:

•	Insurance-North American: Net premiums written decreased 4%. The combined ratio was 90.0% compared with 89.5%.

•	Insurance-Overseas General: Net premiums written decreased 12%. Adjusting for the impact of foreign exchange, they increased 2%. The combined ratio was 89.8% compared with 86.9%.

•	Global Reinsurance: Net premiums written increased 22%. The combined ratio was 48.2% compared with 68.6%.

•	Life: Net premiums written decreased 2%. Adjusting for the impact of foreign exchange, they increased 1%. Income excluding net realized gains (losses) was $66 million.

Please refer to the ACE Limited Financial Supplement dated June 30, 2009, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. The URL reference is: http://media.corporate-ir.net/media_files/irol/10/100907/fin_supp_june 30 2009.xls.

ACE will host its second quarter earnings conference call and webcast on Monday, July 27th, 2009, beginning at 5:30 p.m. ET. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 877-741-4241 (within the United States) or 719-325-4829 (international); passcode 5124103. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 5124103.

The ACE Group is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

(1)	All comparisons are with the same periods last year unless specifically stated.

(2)	Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying

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profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in Other (income) expense related to partially-owned insurance companies because the amount of these gains (losses) do not relate to their respective operations.

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Tangible shareholders’ equity is shareholders’ equity less goodwill and other intangible assets. See reconciliation of Non-GAAP Financial Measures on page 30 in the financial supplement.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

(3)

Calculated using income excluding net realized gains (losses) less perpetual preferred securities divided by average common shareholders’ equity for the period. To annualize a quarterly rate, multiply by four.

(4)

Book value per common share is common shareholders’ equity divided by the shares outstanding. Tangible book value per common share is common shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to underwriting, rates, client behavior, economic and insurance market conditions, and company performance reflect the company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, the company’s re-domestication to Switzerland, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	June 30 2009	December 31 2008
Assets
Investments	$43,081	$39,715
Cash	654	867
Insurance and reinsurance balances receivable	4,016	3,453
Reinsurance recoverable on losses and loss expenses	13,430	13,917
Other assets	14,474	14,105

Total assets	$75,655	$72,057

Liabilities
Unpaid losses and loss expenses	$37,268	$37,176
Unearned premiums	6,725	5,950
Other liabilities	15,101	14,485

Total liabilities	59,094	57,611

Shareholders’ equity
Total shareholders’ equity	16,561	14,446

Total liabilities and shareholders’ equity	$75,655	$72,057

Book value per common share (4)	$49.27	$43.30

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Gross premiums written	$5,117	$5,293	$9,652	$9,702
Net premiums written	3,415	3,598	6,839	6,752
Net premiums earned	3,266	3,428	6,460	6,368

Losses and loss expenses	1,821	1,895	3,637	3,474
Policy benefits	78	89	177	152
Policy acquisition costs	523	569	1,004	1,037
Administrative expenses	454	461	874	836

Underwriting income (2)	390	414	768	869

Net investment income	506	532	1,008	1,021
Net realized gains (losses)	(225)	(126)	(346)	(479)
Interest expense	56	62	109	108
Other income (expense)	21	125	7	110
Income tax expense	101	137	226	290

Net income	535	746	1,102	1,123
Preference share dividend	—	(13)	—	(24)

Net income available to holders of common shares	$535	$733	$1,102	$1,099

Diluted earnings per share:
Income excluding net realized gains (losses) (2)	$2.09	$2.16	$4.08	$4.31
Net income	$1.58	$2.18	$3.27	$3.29

Weighted average diluted shares outstanding	337.5	335.5	336.5	334.2

Loss and loss expense ratio	58.2%	58.5%	58.9%	57.1%
Policy acquisition cost ratio	16.1%	16.5%	15.7%	16.3%
Administrative expense ratio	13.4%	12.8%	13.0%	12.8%
Combined ratio	87.7%	87.8%	87.6%	86.2%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Gross Premiums Written
Insurance - North American	$2,664	$2,718	$4,742	$4,899
Insurance - Overseas General	1,710	1,876	3,403	3,654
Global Reinsurance	359	272	738	617
Life	384	427	769	532

Total	$5,117	$5,293	$9,652	$9,702

Net Premiums Written
Insurance - North American	$1,454	$1,511	$2,846	$2,871
Insurance - Overseas General	1,265	1,443	2,592	2,788
Global Reinsurance	329	270	688	614
Life	367	374	713	479

Total	$3,415	$3,598	$6,839	$6,752

Net Premiums Earned
Insurance - North American	$1,415	$1,365	$2,852	$2,719
Insurance - Overseas General	1,246	1,439	2,430	2,662
Global Reinsurance	241	257	479	520
Life	364	367	699	467

Total	$3,266	$3,428	$6,460	$6,368

Income Excluding Net Realized Gains (Losses) (2)
Insurance - North American	$307	$309	$628	$636
Insurance - Overseas General	190	279	399	535
Global Reinsurance	185	148	329	292
Life	66	65	119	98
Corporate	(42)	(63)	(100)	(98)

Total	$706	$738	$1,375	$1,463

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